Exhibit 99.1

American Water CEO Susan Story Announces Retirement for April 1, 2020

COO Walter Lynch to succeed Story

CAMDEN, N.J., Dec. 10, 2019 – American Water (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, reported today that Susan Story has announced that she will retire April 1, 2020 as president and CEO of American Water. She will be succeeded by Walter Lynch, currently Chief Operating Officer of American Water.

“Being CEO of this great company has been a dream come true for me this past six years,” Story said. “We know that what we do, delivering the critical health need of clean and safe water and water services, is truly a noble calling, and not just a job. Most importantly, I get the privilege and honor of working with incredibly talented and dedicated co-workers—my heroes—every day.

“After 38 years of working in the utility business, I can honestly say that I have enjoyed every part of this journey—and completing it at American Water in a few months will be a perfect way to finish. After April 1, I look forward to continuing to participate in business through my board work, spending more time with my family, and becoming more involved in charitable efforts that are very dear to me such as education initiatives for young people in economically distressed communities.”

Lynch, who will assume the president and CEO role on April 1 following Story’s retirement, has been a critical part of American Water’s success, starting his career with the company in 2001. He has served as COO since 2008 with responsibility for a large part of the company.

“Susan shared at her first board meeting as CEO in 2014 that she believed we should immediately address succession planning,” said Karl Kurz, chairman of the American Water Board of Directors. “Of course, as a board we knew this was critical, and we appreciate that she has so openly supported these efforts with the board throughout her tenure.

“She has too many accomplishments to list, but I would note that American Water became the first and continues to be the only water utility to become part of the S&P 500, the Dow Jones Utility Average, and the Philadelphia Utilities Index during her CEO tenure. Additionally, our five-year total shareholder return through the 3rd quarter of this year is 186% compared to 67% for the S&P 500, and our dividend growth CAGR over the past five years is 10.4%. And she did it while always living up to the company’s strong values.

“Walter is an exceptional choice for CEO and as a board we have full confidence that he will continue our record of strong industry leadership and financial performance,” Kurz continued. “He knows the company, our employees, regulators and communities, and has played a key role in our successes over the past decade.”

Story added, “Walter has been an incredible leader in our company for almost 20 years. We have been partners on this journey together during my time as CEO, and Walter is fully committed to continuing our progress in safety, customer obsession, environmental leadership and water quality, operational excellence and growth.”

“It has been an absolute honor to work with Susan over the past six years, “said Walter Lynch, chief operating officer at American Water. “She cares deeply about our employees, our customers, our communities and our shareholders. With Susan at the helm, American Water is now part of the Bloomberg Gender Equality Index, the NAACP’s Inaugural Equity Inclusion and Empowerment Index, a Best for Vets employer, Military Friendly Spouse Employer, and the Disability Equality Index with a perfect 100% score. Most importantly to her and all of us is the top priority she has put on employee safety, with a 60% reduction in overall employee injuries over the past five years and a 82% reduction in serious injuries since she became CEO. Both the leadership team and I are deeply committed to continuing all of these efforts, as our company values will not change.

“Her commitment to do well by doing good has led to many successes and we are well positioned to continue to deliver those results” added Lynch.

Lynch has more than 25 years of experience in both the regulated and market-based water and wastewater industry. In his current role, which he has held since 2008, Lynch is responsible for the successful performance of American Water’s 16 regulated states, serving approximately 12 million people in more than 1,600 communities. He also leads operational excellence across the company’s footprint, as well as system-wide engineering, health and safety, and the company’s Military Services Group.

Lynch previously served as executive vice president of a multistate division; as president of New Jersey American Water and New York American Water; and as a group president of the company’s market-based businesses. He joined American Water in 2001.

He also served as president of the National Association of Water Companies, and has served for several years on the board of directors and on its executive committee. He also serves on the Water Research Foundation’s board of trustees.

Lynch attended executive education programs at Oxford University in England and IMD in Lausanne, Switzerland, and completed the Advanced Management Program at the University of Pennsylvania’s Wharton School of Business. A graduate of the U.S. Military Academy at West Point, he holds a bachelor’s degree in general engineering and attained the rank of captain before his departure from the U.S. Army in 1990.

American Water is holding its Investor Day in New York City on Wednesday, December 11, 2019 and will share its five-year earnings per share (EPS) growth guidance range and financial plan, as well as a new extended ten-year capital plan. Story, Lynch, CFO Susan Hardwick and IR VP Ed Vallejo will be leading the discussions at the meeting.

About American Water

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,100 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to more than 14 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Contact:

Maureen Duffy

Vice President Communications, Federal & Regulatory Affairs

Phone: 856-955-4163

maureen.duffy@amwater.com

Ed Vallejo

Vice President – Investor Relations

C 609.472.1149

edward.vallejo@amwater.com

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